Exhibit 99.1

Beeline Holdings Completes Acquisition of MagicBlocks, Accelerating AI Integration Across Mortgage and Title Operations

Acquisition brings core AI infrastructure fully in-house, strengthening Beeline’s ability to automate and scale across its product suite

Providence, R.I. – July 1, 2026 – Beeline Holdings, Inc. (NASDAQ: BLNE) (“Beeline” or the “Company”), a technology-driven mortgage and title platform, today announced the completion of its acquisition of MagicBlocks, the artificial intelligence company whose technology powers Bob, Beeline’s proprietary AI agent, and underpins key automation capabilities across the Company’s mortgage origination and title operations.

The acquisition gives Beeline full ownership and control of the AI technology already embedded across its platform. With MagicBlocks’ capabilities fully integrated, the Company expects to accelerate deployment of AI-driven automation across the mortgage origination and title workflow, reduce production costs, and improve the speed and consistency of the borrower experience.

MagicBlocks’ technology is the foundation for Beeline’s chatbot, Bob. This AI chatbot drives an 8% increase in lead-to-lock conversions when he is engaged with customers on the website, through SMS, or in the point-of-sale journey. Following the integration of the acquisition, the MagicBlocks technology will be further integrated throughout Beeline’s mortgage origination and title operations to automate key workflows, support internal teams with AI-driven decision making, and create a more scalable operating platform.

“MagicBlocks’ technology is already working inside our platform — it powers Bob, and the results are measurable,” said Nick Liuzza, Co-Founder and Chief Executive Officer of Beeline. “Full ownership gives us the ability to move faster, integrate deeper, and build on what’s already working without constraint. Beeline was designed from the start to be a technology-first mortgage company. This acquisition is consistent with that vision and gives us greater control over how we develop and deploy AI across the business going forward.”

The Company expects the acquisition to accelerate product innovation while supporting future initiatives across mortgage origination, title services, home equity products, and digital real estate transactions. MagicBlocks will continue to license its platform to other mortgage lenders and financial institutions.

“We built MagicBlocks to solve real operational problems primarily in the top of the funnel for mortgage and financial services, and Beeline has already proven that the technology delivers measurable results,” said Jay Stockwell, Founder of MagicBlocks. “Being part of Beeline full-time gives us the ability to go deeper and move faster. There is a lot more we can do with this technology across the platform and I’m looking forward to building it.”

Prior to this acquisition, Beeline owned approximately 48% of MagicBlocks. To acquire the remaining interest, Beeline issued 209,456 shares of common stock at $2.25 per share or well above market on the closing date, representing approximately $471,276 in consideration. The transaction was supported by an independent third-party fairness opinion, which valued MagicBlocks at approximately $1 million. Certain shares granted at inception were retired. As MagicBlocks was a related party investment, the transaction was reviewed and approved by a special committee of Beeline’s board of directors.

Additional terms of the transaction were not disclosed.

About Beeline Holdings, Inc.

Beeline Holdings, Inc. is a technology-driven mortgage and title platform focused on simplifying home financing through digital innovation, artificial intelligence, and automation. The Company provides residential mortgage lending, title services, and home equity solutions designed to improve efficiency and enhance the borrower experience.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the accelerating deployment of AI, reducing production costs and improving the borrower experience, and supporting future initiatives. Forward-looking statements are often identifiable by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” or “would,” or other comparable terminology intended to identify statements about the future. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including our ability to integrate and expand MagicBlocks’ technology and personnel into Beeline’s operations and infrastructure, our ability to maintain and protect MagicBlocks’ technology and intellectual property, the possibility that the acquisition does not yield the benefits anticipated or sought or that unknown liabilities or risks arise in connection with the acquisition, and other risks described in the Company’s filings with the Securities and Exchange Commission including the Risk Factors contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and the Company’s prospectus supplement dated March 10, 2026.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Beeline undertakes no obligation to update any forward-looking statements except as required by applicable law.

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